AUTOCALLABLE STRATEGIC ACCELERATED REDEMPTION SECURITIES®	Filed Pursuant to Rule 433 Registration No. 333-234425-01
Autocallable Strategic Accelerated Redemption Securities® Linked to a Basket of Two ETFs
Issuer
BofA Finance LLC (“BofA Finance”)
Guarantor
Bank of America Corporation (“BAC”)
Principal Amount
$10.00 per unit
Term
Approximately one year, if not called on the first or second Observation Dates
Market Measure
An equally weighted ETF basket comprised of the SPDR Gold Shares and the iShares® Silver Trust.
Automatic Call
Automatic call if the Observation Level of the Market Measure on any of the Observation Dates is greater than or equal to the Starting Value
Observation Level
The value of the Market Measure on the applicable Observation Date
Observation Dates
Approximately six, nine and twelve months after the pricing date
Call Amounts
In the event of an automatic call, the amount payable per unit will be:
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[$10.600 to $10.650] if called on the first Observation Date
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[$10.900 to $10.975] if called on the second Observation Date
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[$11.200 to $11.300] if called on the final Observation Date; each to be determined on the pricing date
Payout Profile at Maturity
If not called, 1-to-1 downside exposure to decreases in the Market Measure, with up to 100% of your principal at risk
Threshold Value
100% of the Starting Value
Interest Payments
None
Preliminary Offering Documents
https://www.sec.gov/Archives/edgar/data/70858/000191870425018643/bofa-424b2.htm
Exchange Listing
No
You should read the relevant Preliminary Offering Documents before you invest.
Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.
Risk Factors
Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:
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If the notes are not automatically called, your investment will result in a loss; there is no guaranteed return of principal.
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Payments on the notes are subject to our credit risk, and the credit risk of BAC, and any actual or perceived changes in our or BAC’s creditworthiness are expected to affect the value of the notes. If we and BAC become insolvent or are unable to pay our respective obligations, you may lose your entire investment.
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Changes in the prices of the Basket Components may offset each other.
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Your investment return is limited to the return represented by the applicable Call Premium and may be less than a comparable investment directly in the Basket Components or the assets included in the Basket Components.
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The initial estimated value of the notes on the pricing date will be less than their public offering price.
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If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the initial estimated value of the notes on the pricing date.
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You will have no rights of a holder of the Basket Components or the assets held by the Basket Components, and you will not be entitled to receive dividends or other distributions on the Basket Components.
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Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally.
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The performance of the GLD and the SLV may be influenced by gold and silver prices.
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There are risks associated with commodities trading on the London Bullion Market Association.
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The Notes are subject to risks associated with silver.
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Gold prices are characterized by high and unpredictable volatility, which could lead to high and unpredictable volatility in the GLD.
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The value of the GLD may not fully replicate the price of gold.
Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.

BofA Finance LLC (BofA Finance) and Bank of America Corporation (BAC) have filed a registration statement (which includes a prospectus) with the Securities and Exchange Commission (SEC) for the notes that are described in this Guidebook. Before you invest, you should carefully read the prospectus in that registration statement and other documents that BofA Finance and BAC have filed with the SEC for more complete information about BofA Finance, BAC and any offering described in this Guidebook. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. BofA Finance''s Central Index Key, or ClK, on the SEC website is 1682472 and BAC’s CIK on the SEC website is 70858. Alternatively, Merrill Lynch will arrange to send you the prospectus and other documents relating to any offering described in this document if you so request by calling toll-free 1-800-294-1322. BofA Finance and BAC face risks that are specific to their respective businesses, and we encourage you to carefully consider these risks before making an investment in their respective securities.